EXHIBIT 23.3

Brian Simmons P.Eng.

Rodell Enterprises Ltd.

Box 151, 1235 Barnes Road

Crofton, B.C., Canada, V0R 1R0

Phone 250.210.2520

briangsimmons@shaw.ca

U.S. Securities and Exchange Commission

450, 5th Street, NW

Washington, D.C.

20549

CONSENT

I, Brian Simmons P.Eng., am the author of a Report entitled Blackjack Project, Similkameen Mining Division, British Columbia, Canada, dated July 21st , 2010, prepared for Dugu Resources Inc.

This is to confirm that I consent to the filing of the Blackjack Project Report with the US Securities and Exchange Commission, namely an S-1 Form.

I also consent to Dugu Resources Inc. distributing copies of the Report to its shareholders or prospective investors, and to the disclosure of the Report on their website for electronic viewing.

Dated at Crofton, B.C., Canada, this 21st day of July, 2010.

Brian Simmons P.Eng.

Consulting Mining Engineer